Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Statement by Experts” in the Shell Company Report on Form 20-F of MoneyHero Limited and to the incorporation by reference therein of our reports dated June 5, 2023 and August 14, 2023, with respect to the consolidated financial statements of CompareAsia Group Capital Limited, and MoneyHero Limited (formerly known as Hyphen Group Limited), respectively, included in the Registration Statement (No. 333-274454) and related Prospectus of MoneyHero Limited.

/s/ Ernst & Young

Hong Kong, The People’s Republic of China

October 19, 2023